Amendment to the
AutoNation, Inc.
1995 Amended and Restated Non-Employee Director Stock Option Plan
          WHEREAS, the Board of Directors (the “Board”) of AutoNation, Inc. (the “Company”) has determined that it is in the best interest of the Company that the AutoNation, Inc. 1995 Amended and Restated Non-Employee Director Stock Option Plan (the “Plan”) be amended to terminate future automatic grants under the Plan; and
          WHEREAS, the Board has the authority under Section 11 of the Plan to amend the Plan.
          NOW, THEREFORE, pursuant to Section 11 thereof, the Plan is hereby amended as set forth below:
     1. Section 4 of the Plan is hereby amended by adding the following sentence to the end thereof:
“Notwithstanding anything to the contrary contained herein, no automatic grant of Options shall be made hereunder on or after October 24, 2006.”
The effective date of this amendment is October 24, 2006. Except as herein modified, the Plan shall remain in full force and effect.